Exhibit 99.1

FOR IMMEDIATE RELEASE:
Contact:	Erik Bratt, WebSideStory, Inc.
Voice: (858) 546-0040, ext. 365
Email: erik.bratt@websidestory.com
WebSideStory names Jim MacIntyre CEO
Bill Harris appointed chairman of the board
SAN DIEGO, CA (Oct. 30, 2006) – WebSideStory, Inc. (NASDAQ: WSSI), a leading provider of digital marketing and analytics solutions, today announced that Jim MacIntyre will become the President, CEO and a director of WebSideStory effective Nov. 20, 2006. Jim MacIntyre will replace Jeff Lunsford, who is leaving WebSideStory to become CEO of another company. Bill Harris has been appointed chairman of the board of directors. Jeff Lunsford will remain a member of the board of directors.
Jim MacIntyre was the co-founder and CEO of Visual Sciences, the company that merged with WebSideStory in February of 2006. “Jim and the Visual Sciences team created a breakthrough analytics platform that empowers businesses to analyze customer activity and transaction data from all across the enterprise; a perfect complement to the WebSideStory suite of products, which empowers businesses to optimize the performance of their Internet channels,” Jeff Lunsford said. “Jim is one of the most knowledgeable executives in the analytics industry today, and he is the right person to lead WebSideStory.”
Jeff Lunsford will become CEO of a privately-held company in a different industry, the details of which will be announced separately. “Jeff has done a magnificent job over the past three-and-a-half years building our business and developing a deep management team,” said chairman Bill Harris, former CEO of Intuit and PayPal. “Jim’s experience and talents make him the ideal leader for the next phase of WebSideStory’s growth.”
Jim MacIntyre co-founded Visual Sciences in 2001 and created a profitable high-growth business built around its leading application Visual Site®, analytical software that Gartner calls “the technical high end of the Web Analytics market.” His experience spans technology, product management, sales and executive leadership.
“The opportunities across the company – from our flagship HBX service to our award-winning site search solution – are large and growing,” said Jim MacIntyre. “We have the best team in our industry and the best products to deliver to our customers at just the right time – as leading businesses are realizing the importance of real-time customer analytics to their competitive position, customer satisfaction and bottom line.”
“I’m proud of the WebSideStory team,” said Jeff Lunsford, who will remain a member of the board of directors. “Our WebSideStory and Visual Sciences divisions are both performing very well, and product excellence and customer satisfaction have never been higher. As a result, we expect to meet or exceed our previously issued revenue and earnings guidance for the third quarter. I look forward to working with Jim and his management team to ensure a smooth transition and keep WebSideStory on a path toward continued growth and profitability.”
Quarterly Conference Call and Webcast Information
As previously announced, management will host a quarterly conference call and simultaneous webcast to discuss WebSideStory’s third quarter results at 1:30 p.m. PST on Nov. 6. To participate in the call, investors should dial 866.700.7441 (domestic) or 617.213.8839 (international) 10 minutes prior to the scheduled call. The passcode is 26500360. Additionally, a live audio-only webcast of the call may be accessed via the Internet at www.websidestory.com/ir.
About WebSideStory, Inc.
Founded in 1996, WebSideStory, Inc. is a leading provider of digital marketing and analytics solutions that improve marketing, sales and operational performance. Its WebSideStory suite of digital marketing applications consists of web analytics, site search, web content management, and keyword bid management. WebSideStory also provides enterprise analytics solutions through its wholly owned subsidiary, Visual Sciences, LLC, a leading provider of streaming data analysis and visualization software. WebSideStory is headquartered in San Diego, California, and has European headquarters in Amsterdam, The Netherlands. For more information, contact WebSideStory. Voice: 858.546.0040. Fax: 858.546.0480. Address: 10182 Telesis Court, 6th Floor, San Diego, CA 92121. Web site: www.websidestory.com. WebSideStory and HBX are among the trademarks or registered trademarks owned by WebSideStory, Inc. Visual Sciences and Visual Site are registered trademarks of Visual Sciences, LLC. Other trademarks belong to their respective owners.
Forward-Looking Statements
Statements in this press release that are not a description of historical facts are forward-looking statements. You should not regard any forward-looking statement as a representation by WebSideStory that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in WebSideStory’s business, including, without limitation: WebSideStory’s reliance on its web analytics services for the majority of its revenue; blocking or erasing of cookies or limitations on our ability to use cookies; WebSideStory’s limited experience with digital marketing applications beyond web analytics; the risks associated with integrating the operations and products of Avivo Corporation and Visual Sciences, LLC with those of WebSideStory; privacy concerns and laws or other domestic or foreign regulations that may subject WebSideStory to litigation or limit our ability to collect and use Internet user information; WebSideStory’s ability to defend itself against claims of patent infringement alleged by NetRatings, Inc.; WebSideStory’s ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties; the highly competitive markets in which we operate that could make it difficult for WebSideStory to acquire and retain customers; the risk that WebSideStory’s customers fail to renew their agreements; the risks associated with the company’s indebtedness; the risk that WebSideStory’s services may become obsolete in a market with rapidly changing technology and industry standards; and other risks described in WebSideStory’s Securities and Exchange Commission filings, including

WebSideStory’s annual report on Form 10-K for the year ended December 31, 2005 and quarterly reports on Form 10-Q. Do not place undue reliance on these forward-looking statements which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by this cautionary statement, and WebSideStory undertakes no obligation to revise or update this news release to reflect events or circumstances after the date of this news release.